Exhibit 99.1

Dear Friends of the new Genius Brands International,

Now and then we are going to share little pieces of content, and insights into our business with you, which we are excited about! Today we have one of those special pieces.

As many of you know, we have a partnership with STAN LEE, perhaps the most successful living creator of entertainment today. For those of you who might not know who Stan Lee is, Stan is the creator of such well known superhero brands as Spider-Man, X-Men, Iron Man, Fantastic Four, The Avengers, Thor, The Incredible Hulk, and many many others.

We have been fortunate to be able to partner in a joint venture with Stan called “STAN LEE COMICS”. Under this venture, the new Genius Brands International produces content which Stan creates. We then distribute it globally across the various channels where children’s content is typically consumed. We license consumer products such as toys, apparel, published materials, electronic games, party goods and costumes, based on that content. The first property in this venture is “STAN LEE’S MIGHTY 7”. It is a new group of superheroes who appear in a trilogy of animated films, the first of which will be launched on TV in February and followed up in video with a special promotion with Wal Mart. We are also developing toys, video games, apparel, and a full licensing program around the characters.

In keeping with our brand, “content with a purpose”, our products and joint ventures will always depict characters with positive values and story lines which will uplift and inspire. Our goal is to market these characters as smart commercial entities, in order to drive global sales and create shareholder value. In this case, the bulk of the production cost was covered in advance by pre-sales including U.S. and international television, as well as U.S. and international home entertainment.

The movies of the trilogy will feature well-known celebrities as our voice talents including Armie Hammer, Terry Hatcher, Jim Belushi, Darren Criss, Flea, Christian Slater, and STAN LEE as himself. I could tell you all about it, but instead I think I will let our short teaser speak for itself. The first movie of the trilogy, debuts in February on the Hub Network in the U.S. and will have a great deal of attention around its launch!

The important message today is that we plan on producing world class positive value entertainment for kids, while building shareholder value.

…and now, below is a quick look at “STAN LEE’S MIGHTY 7”! Enjoy!!!

Sincerely,

Andy Heyward

Chairman and CEO